Exhibit 99.1

From:	DRYCLEAN USA. Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces First Quarter Results

Company Reports Increased Revenues and Earnings for the First Quarter

Miami, FL – November 14, 2008 – DRYCLEAN USA, Inc. (AMEX:DCU) today reported increased operating results for the three month period ended September 30, 2008.

For the first three months of fiscal 2009, revenues increased 42.5% to $6,750,817 from $4,736,644 for the same period of last year. Net earnings increased 84.9% to $209,001 or $.03 per diluted share from $113,044 or $.02 per diluted share in the first quarter of fiscal 2008.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated: “We are pleased with the Company’s performance during the first quarter of fiscal 2009, having attained near record revenues and earnings. Although we operated on lower gross profit margins due to larger contracts, which historically carry lower margins, our overall profitability improved due to higher revenues. The Company will continue its efforts to aggressively increase its market share during these recessionary times even though existing projects have become more competitive.”

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

4

DRYCLEAN USA, Inc. and Subsidiaries

DRYCLEAN USA, Inc. and Subsidiaries (AMEX:DCU)

Summary Unaudited Consolidated Statements of Income

	Three months ended September 30.
	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$6,750,817	$4,736,644

Earnings before income taxes	329,986	176,572
Provision for income taxes	120,985	63,528

Net earnings	$209,001	$113,044

Basic and diluted
earnings per share	$.03	$.02

Weighted average shares
outstanding:
Basic	7,033,875	7,034,307
Diluted	7,033,875	7,037,585

5